EXHIBIT 3(iv)

                                SERVICE AGREEMENT
                                -----------------



DATE:-                                                                      1999


PARTIES:-
(1)                                 (Company Registration Number [            ])
         whose registered office is at [


                                                               ] ("the Company")

(2) IAN STUART REAY of 9 Bank Side, Ordsall, Retford, Nottinghamshire, DN22 7UW ("the Executive")

TERMS:-
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1.       DEFINITIONS

         1.1 In this Agreement the following expressions (whether with or without the definite article) have the following meanings:-

                  "Act" the Companies Act 1985 (as amended by the Companies Act 1989)

                  "Agreement"               this agreement.

                  "Appointment"             the appointment of the Executive
                                            particulars of which are set out in
                                            Clause 2.



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                  "Associated Company"      in relation to a company means any
                                            company in which that Company or any
                                            holding Company of it is directly or
                                            indirectly beneficially interested
                                            in ten per cent or more of the
                                            relevant company's issued ordinary
                                            share capital

                  "Commencement Date"       the [                      ]

                  "Company"                 shall include an Associated Company
                                            or any member of the Group unless
                                            otherwise stated

                  "Directors"               the directors of the Company from
                                            time to time.

                  "Employment Act"          the Employment Rights Act 1996

                  "Group" means the Company and all companies which are for the time being either a holding company of the company or a subsidiary or associated company of either the company or any such holding company

                  "Parties"                 the parties to this Agreement.

                  "Subsidiary Company"      shall have the meanings ascribed in
                  "Holding Company"         the and Companies Act 1985 or any
                                            statutory modification or
                                            re-enactment thereof.


         1.2 Words denoting the singular include the plural and vice versa; and words denoting any gender include all genders.



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         1.3      References to any statute are to that statute as amended or re-enacted and to any regulation or order made under them.

         1.4 References to Clauses and the Schedule are to clauses and the schedule of or to this Agreement.

         1.5      The Schedule forms part of this Agreement for all purposes.

2.       THE APPOINTMENT

         2.1 The Company shall employ the Executive and the Executive shall serve the Company as Managing Director or in such other capacity as the Company may from time to time direct.

         2.2 Subject to the provisions for termination contained in this Agreement, the Appointment shall be for a period of three years commencing on the Commencement Date and shall continue until terminated on or after that date by not less than three calendar month's notice in writing by one party to the other (and in the case of termination by the Company, the Company has the option to make payment in lieu of notice).

         2.3 Notwithstanding any other provision of this Agreement the Company shall during the period of any notice given pursuant to Clause 2.2 be under no obligation to assign to the Executive any powers or to provide any work for the Executive and the Company may at any time or from time to time suspend the Executive from the performance of his duties and/or exclude him from the premises of the Company and require the Executive to stay away from any employees, officers, customers and clients of the Company but the Executive's salary and other entitlements under this Agreement shall not cease to be payable by reason only of that suspension or exclusion (unless and until this Appointment is terminated under the provisions of Clause 7).



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3.       DUTIES

         3.1      The Executive shall during the Appointment:-

                  3.1.1 devote the whole of his time attention and ability to the duties of his office, and shall diligently perform such duties and exercise such powers as the Board may from time to time properly assign to him in his capacity as Managing Director or in connection with the business of the Company subject to such reasonable directions and restrictions as the Board (or managing Director of the Company) may from time to time give or impose;

                  3.1.2 well and faithfully serve the Company and use his best endeavours to promote develop and extend the business and interests of the Company;

                  3.1.3 give to the Board, or such persons as it shall nominate, such information regarding the affairs of the Company as it shall require;

                  3.1.4 at all times conform to the reasonable directions of the Board;

                  3.1.5 undertake such travel inside or outside the United Kingdom as may be required for the proper performance of his duties, but he shall not be obliged to reside outside the United Kingdom.

         3.2 If and whenever it may be necessary for the proper discharge of his duties the Executive shall perform such hours of work outside his normal working hours (as set out in clause 14 of the Schedule)

         3.3 The Company may from time to time vary the type and nature of the work to be carried out by the Executive and the status and responsibilities connected therewith (provided that his remuneration and benefits are not thereby altered).

         3.4 The Company may from time to time appoint any other person or persons to act jointly with the Executive in the Appointment.



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         3.5      The location at which the Executive shall perform his duties shall be that specified in Clause 15 of the Schedule.

4.       RESTRICTIONS

         4.1 During the appointment, the Executive shall devote the whole of his time, attention and abilities during normal working hours to the business and affairs of the Company, unless prevented by Incapacity (as defined in Clause 8.1) from doing so, and shall not during the Appointment directly or indirectly enter into, or be concerned or interested in, any other trade or business (or occupation) whatsoever which competes with the business of the Company except with the prior written consent of the Board, but such consent may be given subject to the terms or conditions which the Board may require, any breach of which shall be deemed to be a breach of the terms of this Agreement.

         4.2 In this Clause the expression "occupation" shall include membership of Parliament or of a local authority council or any other public or private work (whether for profit or otherwise) which, in the reasonable opinion of the Company, may hinder or otherwise interfere with the performance by the Executive of his duties under this Agreement.

         4.3 The Executive shall not without the prior consent of the Group's Managing Director

                  4.3.1 enter into any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties, or of an unusual, onerous or long-term nature;

                  4.3.2 engage any person on behalf of any member of the Company on terms that he will receive remuneration of an annual rate in excess of $16,000 or the termination of whose employment will require more than one month's notice;



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                  4.3.3    dismiss any employee of the Company without giving
                           proper notice or without following the normal disciplinary procedure, and in any such case he shall immediately report the dismissal and the reason for it to the Board;

         4.4 The Executive shall at all times during the Appointment keep confidential and shall not (except as authorised or required by his duties) use or disclose to any person, firm or company any of the trade secrets, designs, copyrights, confidential operations, processes, or dealings or any information concerning the organisation, business, finances, transactions or affairs of the Company, its suppliers, and customers both current and those who were suppliers or customers during the previous two years (and the Executive acknowledges that the names and requirements of and all other details concerning its suppliers and customers are confidential) which may already have come or which may after the Commencement Date come to his knowledge during the Appointment. The Executive further acknowledges that all documents concerning any of the above matters are confidential, whether or not they are so marked.

         4.5 All notes, memoranda, records and writing made by the Executive relating to the business of the Company are and shall remain the property of the Company and shall upon request be delivered by him to the Company forthwith.


5.       REMUNERATION

         5.1 During the Appointment the Company shall pay to the Executive a salary of $64,000 per annum, which accrues rateably from day to day and is payable by equal instalments in arrears on the last working day of every calendar month (or such other date as the Company may determine) by credit transfer to the Executive's bank account.



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         5.2      The Company shall pay 10% of the said salary direct to a
                  personal pension provider nominated by the Executive

         5.3 The Executive's salary may be reviewed at the discretion of the Company annually. Any revision to the salary resulting from such a review shall be effective from the date of any such review, and each such revision shall thereafter have effect as if it were specifically provided for as a term of this Agreement and the figure of (pound)40,000 in Clause 5.1 shall thereafter be deemed to have been amended accordingly.

6.       BENEFITS

         6.1      CAR

                  During such period as the Executive shall be the holder of a valid UK driving licence the Company shall provide and maintain (including the costs of taxing and insurance) for the [sole] business use of the Executive and [private use by the Executive and his spouse] a car of a type to be decided upon by the Board in its absolute discretion.The Company shall pay for all the running costs, including without limitation maintenance, repairs, oil and petrol apart from oil and petrol consumed in private use.

                  6.1.1 The Executive shall:-

                           6.1.1.1 comply with all reasonable directions from time to time given by the Company with regard to motor vehicles provided by the Company for the use of its staff;

                           6.1.1.2 take good care of the car and ensure that the provisions and conditions of any insurance policy relating to it are observed;

                           6.1.1.3 comply at all times with road traffic legislation;



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                           6.1.1.4  return the car and its keys to the Company
                                    at its registered office (or any other place the Company may reasonably nominate) immediately upon termination of the appointment (howsoever arising), or at any other reasonable time if so requested for the purpose of inspection.

                  6.1.2 It is the responsibility of the Executive at the expense of the Company to maintain the car in good running order and in a clean and tidy condition and to keep adequate records in relation to such business use in such form and detail as may be necessary to satisfy any queries in relation to the car which may be raised by the Inland Revenue in connection with the Executive's tax affairs, and the Executive is responsible for the payment of any taxes that may be assessed on him for the use of such car. For the purpose of calculating the value to the Executive of the benefit of using the car for his private purposes, the Inland Revenue Scales will be used.

         6.2      MOBILE TELEPHONE

                  The Company shall provide and maintain for the use of the Executive a mobile telephone. The Company shall pay for [the line rental and all business and reasonable private calls].

         6.3      EXPENSES

                  6.3.1 The Company shall by way of reimbursement pay or procure to be paid to the Executive all reasonable travelling hotel and other expenses properly incurred by him in or about the performance of his duties under this Agreement subject to the Executive complying with such guidelines or regulations issued by the Company in this respect.



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                  6.3.2    The Executive shall provide reasonable evidence of
                           the expenditure in respect of which he claims reimbursement.


         6.4      MEDICAL INSURANCE

                  The Company shall provide membership of [ ] for the Executive and his spouse and children and make contributions for him at a suitable level for treatment and accommodation in line with Company policy from time to time. If the Executive is not accepted at standard rates of premium then the Executive shall be responsible for any increased premium.

         6.5      HOLIDAYS

                  6.5.1 The Executive shall, in addition to normal bank and public holidays, be entitled to 25 working days paid holiday in every calendar year, to be taken at such time or times as shall be convenient to the Company.

                  6.5.2 In the event that the Appointment is terminated (other than by the Company for gross misconduct) before the Executive has taken his holiday entitlement accrued at the date of termination the Executive shall receive a sum of money equal to his salary for the holiday entitlement accrued but not taken. The entitlement of the Executive to pay in lieu of unused holiday shall be calculated rateably on the basis described in Clause 6.4.2.

                  6.5.3 The Executive has no entitlement to any further period of holiday with or without remuneration unless expressly agreed by the Board and holiday not taken in one year may only be carried forward to the next year with the prior written consent of the Company.



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         6.6      BENEFITS

                  Any benefits provided by the Company to the Executive or to his family which are not expressly referred to in this Agreement are ex-gratia and at the entire discretion of the Company and shall not form part of the Executive's terms of employment.

7.       TERMINATION OF APPOINTMENT

         7.1 The Appointment may be terminated by the Company at any time after the Commencement Date immediately without payment of any compensation, redundancy payment, damages or remuneration for subsequent periods payable by virtue of common law or statute, by serving written notice on the Executive in any one or more of the following circumstances if the Executive shall:

                  7.1.1 refuse to accept any change in his executive responsibilities duties or status as determined from time to time by the Board (provided that no reduction in remuneration on benefits results therefrom);

                  7.1.2 be guilty of any gross default or misconduct or wilful neglect in the discharge of his duties under this Agreement;

                  7.1.3 be guilty of any serious or persistent breach (after warning) or non-observance of any of the material provisions of this Agreement or directions of the Board;

                  7.1.4 become bankrupt or make any arrangement or composition with his creditors;

                  7.1.5 becomes of unsound mind, or becomes a patient for any purpose of any statute relating to mental health;



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                  7.1.6    be convicted of any arrestable criminal offence
                           (other than a motoring offence for which no custodial sentence is made upon him);

                  7.1.7 carry out any course of action or omission which in the reasonable opinion of the Board may seriously damage the interests of the Company.

         7.2 The termination by the Company of the Appointment is without prejudice to any claim which the Company may have for damages arising from breach of this Agreement by the Executive.

         7.3 In order to investigate a complaint against the Executive of misconduct, the Company is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and disciplinary hearing.

         7.4 Upon the termination of the Appointment for whatever reason, the Executive shall immediately deliver to the Company or to its order all books, documents, papers (including copies), materials, credit cards, keys and other property of or relating to the business of the Company then in his possession or which are or were last under his power or control.

         7.5 In addition to the provisions of this Agreement the Executive shall also comply with the Company's disciplinary procedures from time to time and such other reasonable requirements of the Company as are applicable to him.

8.       ILLNESS

         8.1 If the Executive shall at any time be prevented by ill health or accident ("Incapacity") from performing his duties under this Agreement, he shall if so required furnish the board with evidence satisfactory to them of such Incapacity.



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         8.2      The Executive shall continue to be paid in full during absence due to Incapacity (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to [ ] weeks (whether consecutive or not) in any 12 consecutive calendar months of employment.

         8.3 Thereafter the Executive shall continue to be paid salary at the discretion of the Company but if the Incapacity continues for a longer period than [ ] months in total or if the Executive is so incapacitated at different times for more than [ ] working days in any period of 52 consecutive weeks, and the Appointment may be terminated at the option of the Company by the giving of the minimum period of notice required by statute at that time.

         8.4 If the Incapacity is or appears to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Executive shall immediately notify the Board of that fact and of any claim compromise settlement or judgment made or awarded in connection with it and shall give to the Board all particulars the board may reasonably require and shall if required by the Board refund to the Company that part of any damages recovered relating to loss of earnings for the period of the Incapacity as the Board may reasonably determine provided that the amount be refunded does not exceed the amount of damages or compensation recovered by him less any costs borne by the Executive in connection with the recovery of such damages or compensation and does not exceed the total remuneration paid to him by the Company by way of salary in respect of the period of the Incapacity, less any sums refunded to the Company by any third party.

         8.5 The Executive shall in the event of Incapacity provide on request such evidence of Incapacity as the Company may require in line with Company policy from time to time and shall not receive any part of his salary as is attributable to statutory sick pay unless he complies with the requirements for certification, and the Company shall deduct from salary due to him any sums in respect of statutory sick pay as are paid to the Executive or would have been so payable had he complied with the provisions of this Clause.

         8.6 In the case of prolonged or frequent absence the Company may request the Executive to co-operate in providing medical evidence or undergoing a medical examination arranged by the Company with a view to establishing likely future fitness for work and if such co-operation or evidence is not forthcoming or is unsatisfactory, the Company may terminate this Agreement on one week's notice whether or not any of the periods mentioned in Clauses 8.2 and 8.3 have been exceeded.

9.       PROVISIONS AFTER TERMINATION

         9.1 The Executive agrees that he shall not at any time after the termination of this Agreement, either personally or by his agent, directly or indirectly:-

                  9.1.1 represent himself as being in any way connected with or interested in the business of the Company;

                  9.1.2 use or disclose to any person, firm or company any information of a confidential nature (whether or not, being a document, it was marked as confidential and including, without limitation, the trade secrets, processes, designs or secret business methods of the Company, lists and particulars of the Company's customers, and any information concerning the organisation, businesses finances, transactions, or affairs of the Company) directly or indirectly relating to the affairs of the Company or to any customer or supplier of the Company (both current and those who were suppliers or customers during the previous two years) which may have been acquired by him in the course of or incidental to his employment by the Company for his own benefit or for the benefit of others or to the detriment of the Company or such customer or supplier. The Executive acknowledges that the names and requirements of and all other details concerning the suppliers and customers of the Company



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                           are confidential. This restriction shall continue to
                           apply after termination of the Appointment for the period of 12 months but shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorised disclosure by the Executive or any other person.

         9.2 The Executive agrees that after the termination of this Appointment (whether lawful or not) he shall not on his own account or jointly with or as agent for any other person firm or company either directly or indirectly, whether as director, employee, shareholder, consultant or otherwise, carry on or be engaged or concerned or interested in the carrying on within a radius of 25 miles from his place of work during the Appointment the business of reselling and distribution of computer software or any other business similar to that carried on by the Company in which the Executive shall have been concerned at the date of such termination.

         9.3 The Executive shall not after the termination of the Appointment (whether lawful or not) directly or indirectly and whether on his own behalf or on behalf of any other business, concern, person, partnership, firm, company or other body which is wholly or partly in competition with the business carried on by the Company:

                  9.3.1 canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or any goods dealt in by the Company in respect of the provision or sale of which the Executive was engaged during the last 12 months of his employment with the Company, any person who at the date of the termination of the Appointment was negotiating with the Company for the supply of services or goods or within 12 months prior to such date is or was a client or customer of the Company or was in the habit of dealing with the Company and with whom the Executive shall have dealt;

                  9.3.2 interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company (or the terms relating to such supplies) from any suppliers who have been supplying components materials or services to the Company at any time during the last 12 months of the Appointment;



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                  9.3.3    solicit or entice or endeavour to solicit or entice
                           away from the Company or offer or cause to be offered any employment to any person employed by the Company in a technical capacity at the date of such termination for whom the Executive is responsible.

                  9.3.4 deal with any person or persons who or which at any time during the period of 12 months prior to termination of the Appointment have been in the habit of dealing under contract with the Company.

         9.4 The restrictions contained in Clauses 9.2 and 9.3 shall apply for a period of 12 months, if the Appointment is terminated (for whatever reason) within 12 months of the Commencement Date, and thereafter shall apply for a period of 6 months from the termination of the Appointment (howsoever caused).

         9.5 The restrictions contained in this Clause 9 are separate and severable and enforceable accordingly and considered reasonable by the Parties (the Executive acknowledging the legitimate need for the Company to protect its business interests) but in the event that any such restriction shall be found or held to be void in circumstances where it would be valid if some part thereof were deleted or the period or distance of application reduced, then the Parties agree that such restriction shall apply with such modification as may be necessary to make it valid and effective.

         9.6 The decision of the Board as to whether or not any particular business is such a similar business as to fall within the provisions of this Clause shall be final and conclusive and binding on the Executive.



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10.      DEDUCTIONS

         The Company has the right to deduct from the Executive's pay, any sums which the Executive may owe the Company including, without limitation, any overpayments or loans made to the Executive by the Company, or losses (including any loss resulting from damage or loss of the Executive's Company car) suffered by the Company as a result of the Executive's negligence or breach of Company rules.

11.      POSITIVE WORK ENVIRONMENT

         In order that the Company may maintain a positive work environment for all employees, the Executive is required not to engage in or permit any fellow employee to engage in any sexual, racial or other harassment of or unlawful discrimination against any person (whether or not a Company employee) during the Appointment in line with the Company policy on sex and race discrimination from time to time. The Company is an equal opportunities employer.

12.      SAFETY POLICY STATEMENT

         The Company operates a health and safety policy, a copy of which has been given to the Executive. The Executive is required to ensure that he adheres to the requirements of this policy (as amended from time to time).

13.      CHANGES TO THE CONTRACT

         13.1 The Company reserves the right to make reasonable changes to any of the terms of this Agreement.

         13.2 The Executive shall be notified of minor changes of detail by way of written notice, and only such changes take effect from the date of the notice.

         13.3 The Executive shall be given not less than one month's written notice of any significant changes, and is entitled to consult with the Company on the terms of such changes. The changes will be deemed to be accepted by the Executive unless the Company is notified in writing of any objections before the expiry of the notice period.



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14.      OTHER AGREEMENTS

         The Executive acknowledges and warrants that this Agreement supersedes any earlier agreement as to service and there are no other agreements, whether written oral or implied, between the Company and the Executive relating to the employment of the Executive other than those set out in this Agreement.

15.      GENERAL

         15.1 All communications between the Parties with respect to any of the provisions of this Agreement shall be sent to the addresses set out in this Agreement, or to such other addresses as may be notified by the Parties for the purpose of this Clause, by pre-paid registered or recorded delivery post or facsimile transmission or other electronic means of written communication, with confirmation by letter given by the close of business on the next following business day. Any communication to the Company shall be marked "For the attention of the Company Secretary".

         15.2 Communications which are sent or despatched as set out below shall be deemed to have been received by the addressee as follows:-

                  by post - 2 business days after despatch;
                  facsimile transmission or other electronic means of written communication - on the business day next following the day on which the communication was sent.

         15.3 In proving service by post it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed, stamped and posted by registered or recorded delivery post. In proving service by facsimile transmission or other electronic means of written communication, proof of service will be accepted on proof of posting of the confirmatory letter.



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         15.4     For the purpose of Clauses 15.1 and 15.2 a "business day"
                  means a day on which the clearing banks in the City of London are open for business and "business hours" means between the hours of 09.00 and 18.00 local time.

         15.5 The Schedule contains the particulars of the terms of employment of the Executive required by the Employment Act.

         15.6 The construction, validity and performance of this Agreement is governed by the laws of England and the Parties agree to submit to the sole and exclusive jurisdiction of the English Courts.


EXECUTED AS A DEED by the Parties or their duly authorised representatives on the date set out at the head of this Agreement.



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                                  THE SCHEDULE
                                  ------------

1.       NAME OF COMPANY
         ---------------

         Easy I P Limited

2.       NAME OF EXECUTIVE
         -----------------

         Ian Stuart Reay

3.       PERIOD OF EMPLOYMENT
         --------------------

         A period of employment with a previous employer does not, for the purpose of the Employment Act, form part of the continuous period of service of the Executive with the Company. For the purpose of the Employment Act, the date upon which the Executive's continuous period
         of service began is [           ]

4.       COMMENCEMENT DATE
         -----------------

5.       JOB TITLE
         ---------

         Managing Director

6.       NOTICE PERIOD
         -------------

         See Clause 2.2

7.       REMUNERATION
         ------------

         See Clause 5.1



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8.       INTERVALS OF REMUNERATION
         -------------------------

         Monthly

9.       HOLIDAYS
         --------

         The Executive is, in addition to statutory holidays, entitled to 25 working days holiday every calendar year and a rateable proportion for a part of a calendar year as calculated in accordance with Clause 6.4, all such days' holiday to be taken at such time or times as shall be convenient to the Company. On the termination of the Appointment, the entitlement of the Executive to holiday pay shall be calculated rateably on the above basis.

 10.     SICK PAY
         --------

         Subject to Clause 8, there are no terms and conditions relating to incapacity for work due to sickness or injury. Any entitlement to payment during absence from work in other circumstances is at the discretion of the Board.

11.      PENSIONS
         --------

         A contracting-out certificate under the Social Security Pensions Act 1975 is [not] in force in respect of the Appointment.

         There is no company pension scheme in which the Executive will participate by virtue of the Appointment.

12.      GRIEVANCE PROCEDURE
         -------------------

         The Executive should refer any grievance about the Appointment, or about any decision relating to him, to the Board by giving written notice. The reference will be dealt with by a majority present at the relevant Board Meeting whose decision shall be final.

13.      DISCIPLINARY RULES
         ------------------

         There are no disciplinary rules relating to the Appointment other than those expressly stated.

14.      TERMS AND CONDITIONS RELATING TO HOURS OF WORK
         ----------------------------------------------

         The hours of work of the Executive shall be such hours as may be requisite for the proper discharge of his duties in respect of this Appointment.

15.      PLACE OF WORK
         -------------

         [                                           ]


SIGNED AS A DEED by                         )
                                LIMITED     )
---------------------------------------
acting by a director and its                )
secretary or by two directors               )


                           Director



                           Secretary/Director
SIGNED AS A DEED by                         )
IAN STUART REAY                             )
---------------
in the presence of:-                        )

                      GRIEVANCE AND DISCIPLINARY PROCEDURES

1.       GRIEVANCE PROCEDURE

         1.1 If you have any grievance relating to your employment you should raise the matter initially with the Board of Directors you may be required to put any such grievance in writing.

         1.2 Having enquired into your grievance the Board of Directors will discuss it with you and will then notify you of its decision.

         1.3 If the decision of the Board of Directors is not acceptable you may then refer the matter in writing to the Group Board of Directors whose decision will be final and binding.

         1.4 When stating grievances you may be accompanied by a fellow employee of your choice.

         1.5 If you believe that you are being sexually or racially harassed or the victim of some other form of harassment or unlawful discrimination, you should report any incident(s) to the Board of Directors who will investigate and resolve the matter quickly and in confidence.

2.       DISCIPLINARY PROCEDURES

         2.1 The purpose of the disciplinary procedures is to ensure that the Company behaves fairly towards all its employees in investigating and dealing with alleged instances of unacceptable conduct or performance. Accordingly, the Company reserves the right to depart from the precise requirements of its disciplinary procedure specified below where it is expedient to do so and where the resulting treatment of the employee is no less fair. The procedure will only apply to employees who have successfully completed their probationary periods.

         2.2 All cases of disciplinary action under these procedures will be recorded and placed in the Company's records. A copy of the Company's relevant record will be supplied at your request.

         2.3 Offences under the Company's disciplinary procedures fall into 3 categories namely:

                                                     misconduct

                                                     gross misconduct

                                                     incapability

         2.4 The following steps will be taken, as appropriate, in all cases of disciplinary action:

                  2.4.1 INVESTIGATION: No action will be taken before a proper investigation has been undertaken by the Company relating to the circumstances of the matter complained of. If appropriate, the Company may by written notice suspend you for a specified period during which time such an investigation will be undertaken. If you are so suspended your contract of employment will be deemed to continue together with all your rights under your contract including the payment of salary, but during the period of suspension you will not be entitled to access to any of the Company's premises except at the prior request or with the prior consent of the Company and subject to such conditions as the Company may impose. The decision to suspend you will be notified to you by the Board of Directors and confirmed in writing.

                  2.4.2 DISCIPLINARY HEARINGS: If the Company decides to hold a disciplinary hearing relating to the matter complained of, you will be given details of the complaint against you at least three working days before any such disciplinary hearing. At any disciplinary hearing you will be given an opportunity to state your case. You may also be accompanied by a fellow employee of your choice. No disciplinary penalty will be imposed without a disciplinary hearing.

                  2.4.3 APPEALS: You have a right of appeal at any stage of the disciplinary procedures to the Group Board of Directors. You should inform the Group Board of Directors in writing of your wish to appeal within five working days of the date of the decision which forms the subject of your appeal.

                           The Group Board of Directors will conduct an appeal hearing as soon as possible thereafter at which you will be given an opportunity to state your case and will be entitled to be accompanied by a fellow employee of your choice.

                           The decision of the Group Board of Directors will be notified to you in writing and will be final and binding.

         2.5      MISCONDUCT

                  2.5.1 The following offences are examples of misconduct:

                                           Bad time keeping

                                           Unauthorised absence

                                           Minor damage to Company property

                                           Minor breach of Company rules

                                           Failure to observe Company procedures

                                           Abusive behaviour

                                           Sexual or racial harassment

                           These offices are not exclusive or exhaustive and offences of a similar nature will be dealt with under this procedure.

                  2.5.2 The following procedure will apply in cases of alleged misconduct:

                           FIRST WARNING: This will be given by the Board of Directors and may be oral or written according to the circumstances. In either event, you will be advised that the warning constitutes the first formal stage of this procedure. If the warning is verbal, a note that such a warning has been given will be placed in the Company's records.

                           FINAL WARNING: this will be given by the Board of Directors and confirmed to you in writing. This warning will state that, if you commit a further offence of misconduct during the period specified in it, your employment will be terminated.

                           DISMISSAL: The decision to dismiss you will not be taken without reference to the Group Board of Directors and will be notified to you in writing.

         2.6      GROSS /MISCONDUCT

                  2.6.1 The following offences are examples of gross misconduct:

                           Theft or unauthorised possession of any property or facilities belonging to the Company or any employee

                           Serious damage to Company property

                           Falsification of reports, accounts, expense claims or self-certification forms

                           Refusal to carry out duties or reasonable instructions

                           Intoxication by reason of drink or drugs

                           Having alcoholic drink or illegal drugs in your possession, custody or control on the Company's premises

                           Serious breach of Company rules

                           Violent, dangerous or intimidatory conduct

                           Sexual, racial or other harassment of a fellow employee

                           These examples are not exhaustive or exclusive and offences of a similar nature will be dealt with under this procedure.

                  2.6.2 Gross misconduct will result in immediate dismissal without notice or pay in lieu of notice. The decision to dismiss will not be taken without reference to the Group Board of Directors Dismissal will be notified to you in writing.

         2.7      INCAPABILITY

                  2.7.1    The following are examples of incapability:

                                    Poor performance

                                    Incompetence

                                    Unsuitability

                                    Lack of application

                           These examples are not exhaustive or exclusive and instances of a similar nature will be dealt with under this procedure.

                  2.7.2 The following procedure will apply in cases of incapability:

                           FIRST WARNING: this will be given by the Board of Directors and will be confirmed to you in writing. This warning will specify the improvement required and will state that your work will be reviewed at the end of a period of one month after the date of the warning

                           FINAL WARNING: this will be given by the Board of Directors and confirmed to you in writing. This warning will state that unless your work improves within a period of one month after the date of the warning your employment will be terminated.

                           DISMISSAL: The decision to dismiss you will not be taken without reference to the Group Board of Directors Dismissal will be notified to you in writing.

         2.8      UNSATISFACTORY SICKNESS RECORD

                  2.8.1 The following are examples of unsatisfactory attendance: long-term absence due to injury or sickness; frequent short-term absence due to minor ailments

                  2.8.2 In appropriate circumstances, the Company may require you to be:

                           (a)      examined by an independent medical
                                    practitioner of its choosing. In this event, you agree to co-operate with such a request and to permit the medical practitioner to discuss with the Company the findings of his examination and his prognosis for your future recovery; and/or

                           (b) interviewed by a representative of the Company (at your home, if necessary) if there is a possibility, in the Company's opinion, that your absence is wholly or partly due to a personal or domestic difficulty or there are other circumstances with which the Company might be able to assist you.

                           The findings of the medical practitioner and/or the Company's representative will be taken into account when the Company considers the kind of action, if any, which it will take against you in respect of your absence from work.

                  2.8.3 If appropriate, after such examination/interview, you may be given a first warning by which will be confirmed to you in writing. This warning will specify a period, the length of which (usually, between one and six months) will depend upon your particular health or welfare difficulties:

                           (i) over which your attendance will be monitored by the Company and a specified measure of improvement will be required of you; or

                           (ii) at the end of which you will be expected to have returned to work.

                  2.8.4 If appropriate at the end of such period, you may be required to undergo another examination and/or interview the results of which the Company will take into account when it considers the kind of action, if any, which it is appropriate to take against you.

                  2.8.5    Such action may include:

                           (a) the removal or reduction in your entitlement to Company holiday; and/or

                           (b) the issue of a final warning by the Board of Directors which will be confirmed to you in writing and will specify a further period over which your attendance will be monitored and the level of improvement expected of you during such period. This warning will state that failure to show the necessary improvement within the specified period will result in your dismissal; or

                           (c) your dismissal on notice if concludes, following your medical examination, that you are not likely to be fit to return to work in the foreseeable future and that, in all the circumstances, the needs of its business render it impracticable to await further your return to health or fitness.

                  2.8.6 The decision to dismiss you will not be taken without reference to the Group Board of Directors and will be notified to you in writing.

         2.9 Subject to satisfactory performance and conduct any warning under these procedures will be removed from the Company's records after two years.